Exhibit 99.1

NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.
Kathy Galante (investors/media)
Senior Director
631-962-2043
Kim Wittig (media)
Director
631-962-2000

OSI PHARMACEUTICALS BOARD OF DIRECTORS TO REVIEW ASTELLAS’ UNSOLICITED TENDER OFFER

- Stockholders Advised To Take No Action -

MELVILLE, NEW YORK – March 2, 2010 – OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) (“OSI”) today confirmed that Astellas Pharma Inc. (“Astellas”) has commenced an unsolicited tender offer to acquire all outstanding common shares of OSI for $52.00 per share in cash.

Consistent with its fiduciary duties and as required by applicable law, the OSI Board of Directors will review the offer to determine the course of action that it believes is in the best interests of the Company and its stockholders.  OSI stockholders are advised to take no action at this time pending the review of the tender offer by the OSI Board of Directors.

The OSI Board of Directors, in consultation with its independent financial and legal advisors, intends to advise stockholders of its formal position regarding the offer in due course by making available to stockholders and filing with the Securities and Exchange Commission a solicitation/recommendation statement on Schedule 14D-9.

About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to "shaping medicine and changing lives" by discovering, developing and commercializing high-quality, novel and differentiated targeted medicines designed to extend life and improve the quality of life for patients with cancer and diabetes/obesity.  For additional information about OSI, please visit http://www.osip.com.

Additional Information
OSI Pharmaceuticals will file a solicitation/recommendation statement with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS OF OSI PHARMACEUTICALS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH

THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by OSI Pharmaceuticals through the web site maintained by the SEC at http://www.sec.gov.

Forward-looking statements
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Various factors may cause differences between current expectations and actual results, including risks and uncertainties associated with Astellas’ tender offer.  Other Factors that might cause such a difference include, among others, OSI’s and its collaborators’ abilities to effectively market and sell Tarceva and to expand the approved indications for Tarceva, OSI’s ability to protect its intellectual property rights, safety concerns regarding Tarceva, competition to Tarceva and OSI’s drug candidates from other biotechnology and pharmaceutical companies, the completion of clinical trials, the effects of FDA and other governmental regulation, including pricing controls, OSI’s ability to successfully develop and commercialize drug candidates, and other factors described in OSI’s filings with the SEC.

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